EXHIBIT 10.16


                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Employment Agreement") is effective as of December 1, 1996, by and between ECKLER INDUSTRIES, INC., a Florida corporation ("Company"), and ROBERT J. ABRAHAMS, an individual ("Executive").


                              W I T N E S S E T H:

         WHEREAS, the Company believes that the attraction and retention of key employees such as the Executive is essential to the Company's growth and success; and

         WHEREAS, Executive has extensive experience relating to the automobile industry; and

         WHEREAS, the Company desires to employ Executive as Chairman of its Board of Directors, and Executive is willing and able to render his services to the Company from and after the date hereof, on the terms and conditions of this Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         SECTION 1. EMPLOYMENT.

                  a. Subject to the terms and conditions of this Employment Agreement, the Company shall retain the Executive as Chairman of its Board of Directors with the Executive assuming such office as of the date of the Company's merger with Smart Choice Holdings, Inc., and the Executive shall render services to the Company in an executive capacity. Executive shall perform such duties ordinarily and customarily performed by a similar executive of a corporation of like type and size as the Company, and shall perform such other reasonable duties as the Company's board of directors (the "Board") may assign to him from time to time. The Employee may also be given additional titles, and may be assigned responsibilities on behalf of certain of the Company's affiliates, without requirement of additional compensation hereunder. The Parties acknowledge that Executive shall not be required to devote his full time and energies to this position.

                  b. Throughout the period of his employment hereunder, the Executive shall: (i) devote sufficient time to perform his duties; (ii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such

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duties and responsibilities (it being understood that the Executive's regular duties will require him to travel at least once a month to the central Florida area).

         SECTION 2. TERM OF EMPLOYMENT. Subject to prior termination in accordance with the terms and conditions of this Employment Agreement, the term of employment of Executive by the Company pursuant to this Employment Agreement shall be for an initial period of three (3) years (the "Employment Period") commencing on December 1, 1996 (the "Commencement Date"), and ending on November 30, 1999. The Employment Period shall automatically renew for additional terms of one (1) year each unless either party gives written notice of termination to the other party not less than one hundred twenty (120) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such Employment Period). The term "Employment Period," shall include the initial Employment Period and any and all successive renewals thereof.

         SECTION 3. COMPANY'S PRINCIPLE PLACE OF BUSINESS. It is anticipated that the Company's principal place of business will be located in the central Florida area, or such other area as may be designated by the Company's Board. Executive shall be provided with an office and appropriate secretarial support when working out of the Company's principal office, and shall be reimbursed for all approved reasonable office expenses incurred outside of the Company's principal office when working on Company business.

         SECTION 4. COMPENSATION. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Executive under this Employment Agreement, the Company shall pay to Executive the following:

                  a. BASE SALARY. The Company shall pay to Executive a base salary of $110,000 during each year of the Employment Period payable in equal periodic installments in accordance with the standard payroll practices of the Company in effect from time to time. During each year of the Employment Period and during each successive renewal year following the expiration of the initial Employment Period, the Board shall review the base salary amount to determine whether or not to grant increases in the base salary amount for each one (1) year renewal of the Employment Period.

                  b. PERFORMANCE BONUS. In addition to the annual base salary provided hereunder, Executive shall be entitled to receive an annual performance bonus (the "Performance Bonus") in accordance with a plan to be established by the Company to compensate senior management within 45 days of the execution of this Employment Agreement.

                  c. STARTING BONUS. As an added incentive to accept the duties of Chairman, Company shall pay to Executive a starting


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bonus (the "Starting Bonus") equal to $20,000 no later than March 10, 1997.

                  d. STOCK OPTIONS. During the Employment Period of his employment, Executive may be provided with stock options under the Company's stock option plan(s) as determined by the Company's Board of Directors and/or a committee appointed by the Company's Board of Directors in accordance with the Company's stock option plan(s).

         SECTION 5. FRINGE BENEFITS. Executive shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expense, including but not limited to those hereinafter detailed, in accordance with the Company's practices covering executive personnel. The Company shall use reasonable efforts to seek waivers of waiting periods, if any, applicable to particular benefits. Such benefits shall include:

                  a. reimbursement of all properly approved travel and business related expenses normally paid by the Company for the benefit of its executives including, but not limited to, first class air travel and accommodations at the Hyatt Westshore in Tampa, Florida (or similarly priced accommodations) for Executive and his spouse. All expense reports must be approved by the Chief Financial Officer or the President of the Company prior to reimbursement; and

                  b. the Company shall provide Executive with an automobile for his use for the duration of all business related trips to the Company's principal office;

         SECTION 6. TERMINATION.

                  a. MUTUAL TERMINATION. This Employment Agreement may be terminated upon mutual written agreement of the Company and the Executive;

                  b. BY EXECUTIVE. This Employment Agreement may be terminated at the option of the Executive, upon fourteen (14) days' prior written notice to the Company, in the event that the Company shall (i) fail to make any payment to the Executive required to be made under the terms of this Employment Agreement within thirty (30) days after payment is due, ii) fail to perform any other material covenant or agreement to be performed by it hereunder or take any action prohibited by this Employment Agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to the Company, or (iii) upon thirty (30) days advanced written notice to the Company. In the event Executive terminates this Employment Agreement pursuant to Section 6(b)(iii), then all of Executive's rights under this Agreement (other than those set forth in Sections 14 and 19) and all of his obligations (other than those set forth in Sections 9, 10, 11 and 12) hereunder shall terminate effective as of the last day of Executive's employment.

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                  c. BY THE COMPANY FOR CAUSE. This Employment Agreement may be
terminated at the option of the Company, upon written notice to the Executive, "for cause" (as hereinafter defined), or in the event of the "permanent disability" (as defined and provided for in Section 7) or death of the Executive as provided for in Section 7). The Company may terminate Executive "without cause" (as defined in Section 7).

                      (i) As used herein, the term "for cause" shall mean and be limited to: (A) any material breach of this Employment Agreement by the Executive which in any case is not fully corrected within thirty (30) days after written notice of same from the Company to the Executive; (B) neglect by the Executive of his duties and responsibilities hereunder; (C) any fraud, theft, conversion, insubordination, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (D) the Executive being legally intoxicated (alcohol or drugs) during business hours, or being habitually drunk or addicted to drugs provided that this shall not restrict the Executive from taking physician-prescribed medication in accordance with the applicable prescription); (E) the commission by the Executive of any crime of moral turpitude, or any other action by the Executive which may materially impair or damage the reputation of the Company; or (F) habitual breach by the Executive of any of the material provisions of this Employment Agreement (regardless of any prior cure thereof).

                  d. EFFECT OF TERMINATION FOR CAUSE. In the event of termination for any of the reasons set forth in this Section 6 (except as otherwise provided for hereinafter with respect to "permanent disability", death or "without cause") Executive shall be entitled to no further compensation, Base Salary or other benefits under this Employment Agreement, except as to that portion of any unpaid Base Salary or other benefits accrued and earned by him hereunder up to and including the effective date of termination.


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

         SECTION 7. TERMINATION BY REASON OF DEATH; PERMANENT DISABILITY; OR WITHOUT CAUSE.

                  a. If the Company terminates Executive "without cause" which shall mean for any reason other than as set forth in Section 7(c)(i), or in the event of Executive's death or "permanent disability" (as defined below), Executive shall be entitled to receive an amount equal to the full compensation to which he would otherwise be entitled under this Employment Agreement (just as if Executive had not been so terminated and was continuing to serve as an employee hereunder for the full term of this Employment Agreement, not including any renewal or extension thereof) for the remainder of the Employment Period (the "Severance Payment"). Such Severance Payment shall be payable in a single lump sum distribution (without any present value adjustment) to Executive or his estate, as the case may be, no later than ninety (90) days from the effective date of such termination.

                  b. PAYMENT IN THE EVENT OF PERMANENT DISABILITY. For purposes of this Employment Agreement, Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Employment Agreement. The date of permanent disability shall be the one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event Executive, after receipt of notice from Company, shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by a qualified practicing physician selected and paid for by the Company (and reasonably acceptable to the Executive). Unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting sufficient time and energy to discharge his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by Executive or Company.

         SECTION 8. CHANGE IN CONTROL. In the event Executive's employment with the Company is terminated by the Company within six (6) months following a "Change in Control" of the Company (as defined below), then the Company shall pay to Executive on the date of such termination a single lump sum distribution (without any present value adjustment) equal to his Base Salary (as determined in accordance with Section 4), for the remainder of the initial Employment Period. The payments provided by this Section shall not be in addition to any benefits payable pursuant to any other section of this Employment Agreement.

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         "Change of Control" shall be deemed to have occurred when:

                  (i) securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer by a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates;

                  (ii) a merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 30% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company;

                  (iii) a sale is consummated by the Company of substantially all of the Company's assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or

                  (iv) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the voting of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         SECTION 9. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that the Company has, through the expenditure of substantial time, effort and money, developed and acquired certain confidential information and trade secrets which have become of great value to the Company in its creation, development and operations. Executive further acknowledges and understands that in the course of performing his duties for the Company, Executive has had and will have access to the trade secrets and confidential information of the Company. Executive agrees that during the course of his employment and at any time after the termination or expiration thereof he will not make any independent use of, publish or disclose, or authorize anyone to publish or disclose, to any other person or organization, any of the Company's trade secrets and confidential information, except as required in the course of his employment with the Company or by law. Upon request of the Company and, in any event upon the cessation of Executive's employment with the Company, whether with or without cause, Executive will promptly return all tangible expressions of trade secrets and confidential information, including, but not limited to, all personal notes, in his possession or control and all copies thereof. As used herein, the term "trade secrets and confidential information" shall mean client lists, applicant lists, and other related client and applicant data, computerized compilation of such data, training materials and information, policy and procedure manuals, video and audio recordings of training and operation methods, sales, services, support and marketing practices and operations,


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advertising themes, information concerning possible acquisition candidates, formats of advertising and other business methods, and techniques, processes and financial information of any subsidiary, affiliate or the Company, all of which are not generally known to the trade or industry and which will be of competitive use by them. "Trade secrets and confidential information" shall not include intangible information which is generally known and used by persons with training and experience comparable to Executive as of the date of this Employment Agreement and all intangible information which is common knowledge in the industry or otherwise legally in the public domain at any time after the date of this Agreement (other than through breach of this Agreement).

                  Executive further agrees that the restrictions set forth in this Section 9 are in addition to, and not in lieu of, any other restrictions or obligations placed upon him, and/or any rights or remedies available to the Company, by any statute or at common law.

         SECTION 10. COVENANT NOT TO COMPETE. Executive covenants and agrees that, in order to protect the Company's legitimate business interest in its trade secrets and confidential information, goodwill, and substantial relationships with prospective or existing customers or suppliers during the Employment Period and for a period of twelve (12) months following the expiration or termination of this Employment Agreement or any renewal of the Employment Agreement, however the same shall occur, whether voluntary or involuntary, Executive will not, without the prior written consent of the Company, directly or indirectly,

                  a. engage, whether by virtue of stock ownership, management responsibilities or otherwise, in companies, businesses, organizations and/or ventures which manufacture, market or distribute products which are competitive with any of the "Company's Products" (as hereinafter defined) within a 50 mile radius of any location where the Company is currently conducting business, or within a 50 mile radius of any location where the Company has conducted or has definite plans on the date of termination or expiration of this Employment Agreement to conduct business twelve (12) months before or after the termination or expiration of this Employment Agreement; or

                  b. become interested, directly or indirectly, whether as principal, owner, stockholder, partner, agent, officer, director, employee, salesman, joint venturer, consultant, advisor, independent contractor or otherwise, in any person, firm, partnership, association, venture, corporation or entity engaging directly or indirectly in any of the activities described in Subsection 11a. above; or

                  c. knowingly solicit the employment of any of the Company's Personnel (as hereinafter defined).

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                  d. For purposes of this Employment Agreement:

                      (i) the term "Company" shall include any subsidiary, any affiliates, any successor in interest whether by sale, merger, liquidation or the like, and any of the Company's other subsidiaries and affiliates;

                      (ii) the term "Company Personnel" shall mean any person employed by the Company, any subsidiary or any of its affiliates at any time through the end of the term of this Employment Agreement, but excluding any person who has left such employment for a continuous period exceeding one (1) year;

                      (iii) the term "Company's Products" shall mean any present or future (future being limited to the term of this Employment Agreement and any and all extensions thereof) product or service (i) being sold by the Company or
(ii) any product designed, engineered, manufactured, assembled, or enhanced (whether or not sold) by the Company.

                  e. None of the foregoing shall prevent Executive from holding up to two percent (2%) in the aggregate of any class of securities of any entity engaged in the prohibited activities described above, PROVIDED THAT, such securities are listed on a national securities exchange or registered under
Section 12(g) of the Securities and Exchange Act of 1934.

                  f. The parties acknowledge that the Company intends to undergo a major restructuring by way of a merger, stock for stock exchange, reorganization or otherwise, and may, thereafter, seek to assign and delegate this Employment Agreement to such new or resulting entity. Executive expressly consents and agrees to such an assignment and delegation, without the need for any further writing, approval or consent by Executive.

                  g. No activities which Executive is engaged in as of the Commencement Date hereof shall constitute a default under this Section 11.

         SECTION 11. REMEDIES IN EVENT OF BREACH.

                  a. INJUNCTIVE RELIEF. The parties acknowledge that each would be irreparably harmed by any breach of the covenants contained in Sections 9 and 10 of this Employment Agreement, and that either party's remedy at law for any breach by the other party of their obligations under Sections 9 and 10 of this Employment Agreement would be inadequate, and would be impossible to ascertain and therefore, in the event of the breach or threatened breach of any obligations under 9 and 10 of this Employment Agreement, either party, in addition to any and all other remedies at law or in equity, shall have the right to enjoin the other party from any threatened or actual activities in violation thereof; and the parties hereby consent and agree


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that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages and without the necessity of posting bond. In the event either party does apply for such injunction, the other party shall not raise as a defense thereto that such applying party has an adequate remedy at law.

                  b. DAMAGES; ACCOUNTING FOR PROFITS. In addition to any injunctive relief that may be granted to the Company or Executive for breach of this Employment Agreement, the Company and Executive shall be entitled to recover all damages, including reasonable attorneys' fees and costs (including paralegals' fees), sustained or incurred by the Company or Executive by reason of a violation or threatened violation of the terms of this Employment Agreement, and to receive such other remedy or remedies as the court determines is appropriate. Executive covenants and agrees that, if he violates any of his covenants or agreements under Sections 9 and 10 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations or benefits which Executive directly or indirectly has realized or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or any other rights or remedies to which the Company is or may be entitled at law or in equity or under this Employment Agreement.

         SECTION 12. REASONABLENESS. Executive has carefully read and considered the provisions of Sections 9 and 10 hereof and, having done so, agrees that the restrictions set forth in such sections, including, but not limited to, the time period of restriction, the geographical areas of restriction, and the definition of Company Products set forth therein, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company, and further that the geographical areas of restriction set forth therein accurately reflect the area in which he will be actively engaged in the performance of services.

         SECTION 13. NO INCONSISTENT OBLIGATIONS. Executive represents and warrants that no action required of him under this Employment Agreement or any other agreements or understandings, written or oral, entered into with the Company will conflict with, breach or otherwise impair any previously existing agreements or understandings, whether written or oral, into which Executive has entered with other persons or entities, including agreements with respect to proprietary information or non-competition.

         SECTION 14. INDEMNIFICATION. The parties shall enter into a separate indemnification agreement, in form and substance mutually agreeable to the parties, within ninety (90) days from the execution of this Employment Agreement.

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         SECTION 15 15. NOTICES. Any notice to be given hereunder shall be deemed to be given when delivered by hand or by overnight courier to the party for whom the notice is intended, or three (3) days after notice is placed in the U.S. mail properly addressed to the party for whom notice is intended, at the following address:

         If to the Company:         ECKLER INDUSTRIES, INC.
                                    5200 South Washington Avenue
                                    Titusville, Florida 32780
                                    Attention: Gary Smith

         If to Executive:  ROBERT J. ABRAHAMS
                           2610 Crestwood Lane
                           Deerfield, IL 60015

         Either party may notify the other of any change to the address to which future notices should be sent by providing the other party with written notice of such change in accordance with the terms of this Section.

         SECTION 16. BINDING EFFECT AND GOVERNING LAW. This Employment
Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof. This Employment Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties. The Employment Agreement contains the entire agreement of the parties, and may not be changed orally but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Employment Agreement shall not be operated or be construed as a waiver of any subsequent breach by that same party. This Employment Agreement shall be governed by the laws of the State of Florida.

         SECTION 17. SEVERABILITY. In the event that any terms or provisions of this Employment Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         SECTION 18. ASSIGNABILITY. The rights or obligations contained in this Employment Agreement shall not be assigned, transferred, or divided in any manner by Executive or Company, without the prior written consent of the other; provided however, that nothing in this Section 19 shall preclude: (i) Executive from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrator or other legal representatives of Executive or his estate from assigning any rights hereunder to the person(s) entitled thereto; or (ii) the Company's right to assign this Employment Agreement to a related entity subsequent to any merger, stock for stock exchange, reorganization, or otherwise as set forth in Section 11e.


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Notwithstanding the foregoing, this Employment Agreement shall be binding on any entity which by purchase of assets, merger, or otherwise, becomes a successor to the business of the Company.

         SECTION 19. DIRECTOR & OFFICER LIABILITY INSURANCE. The Company shall obtain Director & Officer Liability Insurance of a type that is usual and customary for businesses similar to Company.

         SECTION 20. HEADINGS. The headings of paragraph herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Employment Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed the day and year first above written.

                                    COMPANY:

                                    ECKLER INDUSTRIES, INC.


                                    By:
                                      -----------------------------------


                                    EXECUTIVE



                                    -----------------------------------
                                    Robert J. Abrahams




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